Exhibit 99.1

News Release	Corporate Communications 262 N. University Dr. Farmington, UT 84025	Phone: 801-447-3000

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Michael Pici
Phone: 801-447-3035	Phone: 801-447-3168
E-mail: media.relations@vistaoutdoor.com	E-mail: investor.relations@vistaoutdoor.com

Vista Outdoor Announces FY17 First Quarter Operating Results

Vista Outdoor Reaffirms FY17 Financial Guidance

Farmington, Utah, August 11, 2016 — Vista Outdoor Inc. (NYSE: VSTO) today reported operating results for the first quarter of its Fiscal Year 2017 (FY17), which ended on July 3, 2016.

"Vista Outdoor continues to execute on its growth strategy," said Vista Outdoor Chairman and Chief Executive Officer Mark DeYoung. "Early in the quarter, Vista Outdoor completed the acquisition of Action Sports, which has enhanced our market offerings in cycling, snow sports and powersports, and the integration is on track. Including recent acquisitions, both sales and gross profit increased 23 percent over the prior-year period. We, like other consumer products companies, experienced a soft retail environment in the first quarter. Additionally, we were impacted by a shift in consumer spending from accessories to firearms platforms outside our portfolio, and the timing of international orders from the first quarter to later in our fiscal year. We expect a recovery in the second half of the fiscal year due to sell through of new products, increased international sales, the continued improvement in the retail environment, and seasonal upside in the shooting sports market."

For the first quarter ended July 3, 2016:

•	Sales were $630 million, up 23 percent from the prior-year quarter, including $134 million from the recent acquisitions, and down 4 percent on an organic basis.

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Gross profit was $171 million, up 23 percent from the prior-year quarter. The increase includes $42 million of gross profit from the recent acquisitions, partially offset by a 7 percent decrease in organic gross profit.

•
Operating expenses were $112 million, compared to $80 million in the prior-year quarter. The increase primarily reflects additional expenses generated by the acquisitions, as well as previously announced ongoing investments in SG&A and R&D.

•
The tax rate for the quarter was 38.2 percent down from 39.9 percent in the prior-year quarter. The decrease was primarily caused by a true-up of assets in the prior year, partially offset by non-deductible acquisition costs in the current quarter.

•	Fully diluted earnings per share (EPS) was $0.48, compared to $0.53 in the prior-year quarter. Adjusted EPS was $0.48, compared to $0.54 in the prior-year quarter.

•
Cash flow use for operating activities was $22 million compared to a use of $42 million in the prior-year period. Year-to-date free cash flow use was $41 million, compared to a use of $52 million in the prior-year period.

•	The company repurchased approximately 462,000 shares for $22 million. Since July 3, 2016, Vista Outdoor repurchased approximately 159,000 additional shares for $8 million.

"With expected improved performance in the second half of the year, the company reaffirms its financial guidance in fiscal year 2017, as we anticipate an improved retail landscape and a return to spending on hunting and shooting accessories to complement the growing firearms installed base," said Vista Outdoor Chief Financial Officer Stephen Nolan. "We will also continue to leverage the strength of our portfolio, including new capabilities and talent from recent acquisitions, to improve performance and achieve execution excellence."

Reaffirmed Outlook for Fiscal Year 2017

Vista Outdoor reaffirms FY17 financial guidance:

•	Sales in a range of $2.72 billion to $2.78 billion.

•	Interest expense of approximately $45 million.

•	Tax rate of approximately 37 percent.

•	Adjusted EPS in a range of $2.65 to $2.85.

•	Capital expenditures of approximately $90 million.

•	Free cash flow in a range of $130 million to $160 million.

The guidance above does not include the impact of any future strategic acquisitions, divestitures, investments, business combinations or other significant transactions, nor the impact of contingent consideration revaluation, transition expenses or inventory step-ups for already-completed acquisitions.

Please see the tables below for a reconciliation of non-GAAP adjusted EPS, operating profit and free cash flow to the comparable GAAP measures.

Earnings Conference Call Webcast Information

Vista Outdoor will hold an investor conference call to discuss its first quarter FY17 financial results on August 11, 2016, at 9 a.m. Eastern Daylight Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast and view and/or download the earnings press release, including a reconciliation of non-GAAP financial measures, and the related earnings release presentation slides, which will also include detailed segment information, via Vista Outdoor’s website (www.vistaoutdoor.com). Choose "Investors" then "Events and Presentations." For those who cannot participate in the live webcast, a telephone recording of the conference call will be available for one month after the call. The telephone number for the recorded call is 719-457-0820, and the confirmation code is 6662649.

Reconciliation of Non-GAAP Financial Measures

Operating Profit and Earnings Per Share

The adjusted cost of sales, gross profit, operating expenses, operating profit (adjusted EBIT), adjusted tax rate, and adjusted earnings per share (adjusted EPS) presented above are non-GAAP financial measures that Vista Outdoor defines as gross profit, operating profit (EBIT), tax rate and EPS excluding, where applicable, the impact of costs incurred in the period for current and possible transactions, transition costs for the Action Sports acquisition, changes in value of future payments of contingent consideration, and acquisition inventory step-up. Vista Outdoor management is presenting these measures so a reader may compare gross profit, EBIT, tax rate and EPS excluding these items, as the measures provide investors with an important perspective on the operating results of the company. Vista Outdoor management uses these measurements internally to assess business performance, and Vista Outdoor's definition may differ from those used by other companies.

Vista Outdoor
Quarter ended July 3, 2016:

	Cost of Sales	Gross Profit	Operating Expenses	Operating Profit	Income Tax	Income Tax Rate	Net Income	EPS
As reported	$458,892	$171,377	$112,275	$59,102	$18,015	38.2%	$29,124	$0.48
Contingent consideration revaluation	—	—	3,396	(3,396)	(1,274)		(2,122)	(0.04)
Transaction and transition costs	—	—	(2,002)	2,002	130		1,872	0.03
Inventory step-up	(817)	817	—	817	310		507	0.01
As adjusted	$458,075	$172,194	$113,669	$58,525	$17,181	36.9%	$29,381	$0.48

Quarter ended July 5, 2015:

	Cost of Sales	Gross Profit	Operating Expenses	Operating Profit	Income Tax	Income Tax Rate	Net Income	EPS
As reported	$375,205	$139,292	$80,309	$58,983	$22,523	39.9%	$33,891	$0.53
Transaction costs	—	—	(678)	678	258		420	0.01
As adjusted	$375,205	$139,292	$79,631	$59,661	$22,781	39.9%	$34,311	$0.54

Outdoor Products
Quarter ended July 3, 2016:

	Cost of Sales	Gross Profit
As reported	$206,568	$80,897
Inventory step-up	(817)	817
As adjusted	$205,751	$81,714

Acquisitions
Quarter ended July 3, 2016:

	Cost of Sales	Gross Profit
As reported	$91,741	$42,329
Inventory step-up	(817)	817
As adjusted	$90,924	$43,146

*NOTE: Adjustments to "as reported" results are items that are excluded to arrive at the "as adjusted" results for the quarters ended July 3, 2016 and July 5, 2015.

During the quarter ended July 3, 2016, Vista Outdoor incurred transaction and transition costs associated with the completed transaction of Action Sports as well as other possible transactions, including advisory, legal and accounting service fees, a portion of which were non-deductible for tax purposes. Transition costs for the Action Sports business include one-time costs related to the integration of the business into the company including vendor change fees, insurance policy start up fees, and severance costs. For the quarter ended July 5, 2015, Vista Outdoor incurred transaction costs for potential transactions including advisory, legal and accounting service fees.

For the quarter ended July 3, 2016, as result of not attaining the level of growth required to achieve the first-year growth milestone earnout for the Jimmy Styks acquisition, the company revalued the contingent consideration based on expected incremental profitability growth milestones and reduced the liability.

For the quarter ended July 3, 2016, as a result of the acquisitions of Action Sports, Vista Outdoor recorded a step-up in the inventory balances, which is the purchase accounting fair value adjustment. The inventory step-up will be expensed to the income statement over the first inventory cycle.

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures and excluding transaction and transition costs net of taxes incurred to date. Vista Outdoor management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. Vista Outdoor management uses free cash flow internally to assess both business performance and overall liquidity.

	Three months ended July 3, 2016	Three months ended July 5, 2015	Projected year ending March 31, 2017
Cash (used for) provided by operating activities	$(22,158)	$(41,919)	$217,581–$247,581
Capital expenditures	(21,006)	(10,557)	~(90,000)
Transaction and transition costs paid to date, net of tax	2,419	—	2,419
Free cash flow	$(40,745)	$(52,476)	$130,000–$160,000

Adjusted Earnings Per Share - Guidance Reconciliation Table

The projected adjusted earnings per share (EPS), excluding the impact of costs incurred for current and possible transactions, transition costs for the Action Sports acquisition, changes in value of future payments of contingent consideration, and acquisition inventory step-up, is a non-GAAP financial measure that Vista Outdoor defines as EPS excluding the impact of these items. Vista Outdoor management is presenting this measure so a reader may compare EPS, excluding these items, as this measure provides investors with an important perspective on the operating results of the company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Current FY17 Full-Year Adjusted EPS Guidance

	Low	High
EPS guidance including contingent consideration revaluation, transaction and transition costs, and inventory step-up incurred to date	$2.65	$2.85
Contingent consideration revaluation	(0.04)	(0.04)
Transaction and transition costs incurred to date	0.03	0.03
Inventory step-up	$0.01	$0.01
Adjusted EPS guidance	$2.65	$2.85

Vista Outdoor is a leading global designer, manufacturer and marketer of consumer products in the growing outdoor sports and recreation markets. The company operates in two segments, Outdoor Products and Shooting Sports, and has a portfolio of well-recognized brands that provides consumers with a wide range of performance-driven, high-quality and innovative products for individual outdoor recreational pursuits. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. Vista Outdoor is headquartered in Utah and has manufacturing operations and facilities in 13 U.S. States, Canada, Mexico and Puerto Rico along with international customer service, sales and sourcing operations in Asia, Australia, Canada, Europe and New Zealand.

Forward-Looking Statements

Certain statements in this press release and other oral and written statements made by Vista Outdoor from time to time are forward-looking statements, including those that discuss, among other things: Vista Outdoor's plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words 'believe', 'expect', 'anticipate', 'intend', 'aim', 'should' and similar expressions are intended to identify such forward-looking statements. To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause Vista Outdoor's actual results to differ materially from expectations described in such forward-looking statements, including the following: general economic and business conditions in the U.S. and Vista Outdoor's other markets, including conditions affecting employment levels, consumer confidence and spending; Vista Outdoor's ability to attract and retain key personnel and maintain and grow its relationships with customers, suppliers and other business partners, including Vista Outdoor's ability to obtain acceptable third party licenses; Vista Outdoor's ability to adapt its products to changes in technology, the marketplace and customer preferences; Vista Outdoor's ability to maintain and enhance brand recognition and reputation; reductions, unexpected changes in or our inability to accurately forecast demand for ammunition, firearms or accessories or other outdoor sports and recreation products; risks associated with Vista Outdoor's sales to significant retail customers, including unexpected cancellations, delays and other changes to purchase orders; supplier capacity constraints, production disruptions or quality or price issues affecting Vista Outdoor's operating costs; Vista Outdoor's competitive environment; risks associated with compliance and diversification into international and commercial markets; the supply, availability and costs of raw materials and components; increases in commodity, energy and production costs; changes in laws, rules and regulations relating to Vista Outdoor's business, such as federal and state firearms and ammunition regulations; Vista Outdoor's ability to execute its long-term growth strategy, including our ability to complete and realize expected benefits from acquisitions and integrate acquired businesses; Vista Outdoor's ability to take advantage of growth opportunities in international and commercial markets; foreign currency exchange rates and fluctuations in those rates; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury and environmental remediation; risks associated with cybersecurity and other industrial and physical security threats; capital market volatility and the availability of financing; changes to accounting standards or policies; and changes in tax rules or pronouncements. Vista Outdoor undertakes no obligation to update any forward-looking statements. For further information on factors that could impact Vista Outdoor, and statements contained herein, please refer to Vista Outdoor's filings with the Securities and Exchange Commission.

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VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(preliminary and unaudited)

	Quarter ended
(Amounts in thousands except per share data)	July 3, 2016	July 5, 2015
Sales, net	$630,269	$514,497
Cost of sales	458,892	375,205
Gross profit	171,377	139,292
Operating expenses:
Research and development	7,831	2,355
Selling, general, and administrative	104,444	77,954
Income before interest and income taxes	59,102	58,983
Interest expense, net	(11,963)	(2,569)
Income before income taxes	47,139	56,414
Income tax provision	18,015	22,523
Net income	$29,124	$33,891
Earnings per common share:
Basic	$0.48	$0.54
Diluted	$0.48	$0.53
Weighted-average number of common shares outstanding:
Basic	60,384	63,286
Diluted	60,715	63,611

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	July 3, 2016	March 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$66,000	$151,692
Net receivables	519,762	428,398
Net inventories	553,631	440,240
Other current assets	36,337	29,334
Total current assets	1,175,730	1,049,664
Net property, plant, and equipment	238,282	203,485
Goodwill	1,204,046	1,023,451
Net intangible assets	794,720	650,472
Deferred charges and other non-current assets	22,319	15,562
Total assets	$3,435,097	$2,942,634
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$122,000	$17,500
Accounts payable	139,642	147,738
Accrued compensation	33,505	47,394
Accrued income taxes	25,697	12,171
Federal excise tax	28,386	27,701
Other current liabilities	160,085	116,397
Total current liabilities	509,315	368,901
Long-term debt	936,299	652,787
Deferred income tax liabilities	182,875	135,957
Accrued pension and postemployment liabilities	72,548	73,503
Other long-term liabilities	68,301	51,319
Total liabilities	1,769,338	1,282,467

Common stock—$.01 par value:
Authorized—500,000,000 shares
Issued and outstanding— 60,359,234 shares at July 3, 2016 and 60,825,914 shares at March 31, 2016	603	608
Additional paid-in capital	1,746,469	1,743,371
Retained earnings	195,545	166,421
Accumulated other comprehensive loss	(114,051)	(110,214)
Common stock in treasury, at cost— 3,605,205 shares held at July 3, 2016 and 3,138,525 shares held at March 31, 2016	(162,807)	(140,019)
Total stockholders' equity	1,665,759	1,660,167
Total liabilities and stockholders' equity	$3,435,097	$2,942,634

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Three months ended
(Amounts in thousands)	July 3, 2016	July 5, 2015
Operating Activities:
Net income	$29,124	$33,891
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	13,676	9,255
Amortization of intangible assets	10,106	7,302
Amortization of deferred financing costs	2,172	538
Deferred income taxes	52	1,005
Loss on disposal of property, plant, and equipment	41	30
Stock-based compensation	3,310	2,949
Excess tax benefits from share-based plans	—	(206)
Changes in assets and liabilities, net of acquisition of businesses:
Net receivables	(12,908)	(67,242)
Net inventories	(57,697)	(54,480)
Accounts payable	(33,196)	(728)
Accrued compensation	(19,322)	(4,531)
Accrued income taxes	14,396	13,849
Federal excise tax	737	386
Pension and other postretirement benefits	579	1,791
Other assets and liabilities	26,772	14,272
Cash used for operating activities	(22,158)	(41,919)
Investing Activities:
Capital expenditures	(21,006)	(10,557)
Acquisition of businesses, net of cash acquired	(405,943)	—
Proceeds from the disposition of property, plant, and equipment	34	20
Cash used for investing activities	(426,915)	(10,537)
Financing Activities:
Borrowings on line of credit	115,000	—
Payments on line of credit	(25,000)	—
Proceeds from issuance of long-term debt	307,500	—
Payments made on long-term debt	(8,000)	(4,375)
Payments made for debt issuance costs	(3,660)	—
Purchase of treasury shares	(22,058)	(23,743)
Excess tax benefits from share-based plans	—	206
Proceeds from employee stock compensation plans	—	438
Cash provided by (used for) financing activities	363,782	(27,474)
Effect of foreign exchange rate fluctuations on cash	(401)	254
Decrease in cash and cash equivalents	(85,692)	(79,676)
Cash and cash equivalents at beginning of period	151,692	263,951
Cash and cash equivalents at end of period	$66,000	$184,275